Allianz Life Insurance Company of North America                [Allianz Logo]

 STEWART GREGG
 Managing Senior Securities Counsel
 Corporate Legal
 5701 Golden Hills Drive
 Minneapolis, MN  55416-1297

 Telephone:  763-765-2913
 Telefax:       763-765-6355
 stewart.gregg@allianzlife.com
 www.allianzlife.com

February 7, 2008

PricewaterhouseCoopers LLP
Bank of America Tower, Ste 3000
50 North Laura Street
Jacksonville, FL 32202

Re:  Allianz Life and Annuity Company

The following disclosure will be provided in the Change of Independent Accounting Firm section of the amended prospectus to be filed on Form S-1, Registration No. 333-144584, as required by Item 304 of Regulation S-K.

PricewaterhouseCoopers LLP was previously the principal independent registered certified public accounting firm for the Company. On April 1, 2007, PricewaterhouseCoopers LLP was replaced due to the change in ownership of the Company, as previously mentioned in the Description of the Company section, and KPMG LLP was engaged as the principal independent registered certified public accounting firm.

During the two fiscal years ended December 31, 2006, and the subsequent interim period through March 31, 2007, there were no: (1) disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events. The audit reports of PricewaterhouseCoopers LLP on the financial statements of the Company as of and for the years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The Company has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 7, 2008, is filed as Exhibit 16 to this Form S-1.

Please contact me with any questions or comments you may have concerning the enclosed. I can be reached at the address listed above or at (763) 765-2913.

Sincerely,

/s/ Steward D. Gregg

---------------------------------
Stewart D. Gregg


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  PRICEWATERHOUSECOOPERS LLP
  50 North Laura St.
  Bank of America Tower
  Suite 3000
  Jacksonville FL 32202
  Telephone (904) 354 0671
  Facsimile (904) 366 3678
  www.pwc.com

  February 7, 2008

  Securities and Exchange Commission
  100 F Street, N.E.

  Washington, DC 20549

  Commissioners:

  We have read the statements made by Allianz Life and Annuity Company, formerly known as Templeton Funds Annuity Company (copy attached), which we understand will be filed with the Securities and Exchange Commission, as part of the Form S-1 of Allianz Life and Annuity Company dated February 8, 2008. We agree with the statements concerning our Firm in such Form S-1.

  Very truly yours,

   /s/ PricewaterhouseCoopers LLP